Exhibit 99.1

News For Immediate Release

Memorial Production Partners LP Announces Changes in Leadership Roles

HOUSTON, September 2, 2016 — The Board of Directors (the Board) of Memorial Production Partners GP LLC (MEMP GP), the general partner of Memorial Production Partners LP (NASDAQ:MEMP), announced today that John A. Weinzierl has submitted his resignation as Chief Executive Officer of MEMP GP effective immediately. Mr. Weinzierl will remain actively involved with MEMP by continuing to serve as a director on the Board, a position he has held since the partnership’s initial public offering in 2011.

The Board has elected William J. Scarff, the current President of MEMP GP, to the additional role of Chief Executive Officer, and Jonathan M. Clarkson, currently serving as an independent director on the Board, will transition to the role of non-executive Chairman of the Board. Mr. Scarff has over 30 years of oil and gas industry experience, including starting and leading successful private energy companies, and has made significant contributions to MEMP since he became President in January 2014. Mr. Scarff is also a member of the Board. Mr. Clarkson has an oil and gas career spanning over 40 years and has held numerous financial management positions with both public and private oil and gas exploration and production companies, including as Chief Financial Officer of Ocean Energy Corp., leadership positions, including Chairman, President and CEO of Houston Region of Texas Capital Bank, and roles on several other public and private company management teams and boards.

“On behalf of the Board, we would like to thank John for his years of service as CEO. John was the driving force behind MEMP’s formation and its IPO and led MEMP’s growth from producing under 50 MMcfe/d in one state in MEMP’s first quarter as a public company to over 230 MMcfe/d in five states in the second quarter of 2016,” said Jonathan M. Clarkson. “I am pleased that we are able to make a seamless CEO transition and have confidence that Bill will effectively and successfully lead the Company.”

“John has made a tremendous imprint on this organization, and I am honored by the Board’s confidence in me to take on this new role,” said William J. Scarff. “Both John Weinzierl and Jon Clarkson have been instrumental in MEMP’s success since the IPO and we are fortunate to have their involvement on an ongoing basis. I look forward to working with the Board, the management team and our employees, as we continue to strive for value creation for our stakeholders.”

“Given Bill’s position as President of MEMP GP and Jon’s role as a member of the Board since MEMP’s IPO in 2011, and the wealth of experience they each bring from their respective very successful oil and gas careers, the other members of the Board and I are assured that MEMP will be effectively managed and will thrive,” said John A. Weinzierl. “I look forward to supporting MEMP with strategic input in my ongoing role as a member of the Board and will be available for whatever Bill and the management team see as helpful and appropriate.”

About Memorial Production Partners LP

Memorial Production Partners LP is a publicly traded partnership engaged in the acquisition, production and development of oil and natural gas properties in the United States. MEMP’s properties consist of mature, legacy oil and natural gas fields. MEMP is headquartered in Houston, Texas. For more information, visit www.memorialpp.com.

Forward-Looking Statements

This press release includes “forward-looking statements.” All statements, other than statements of historical facts, included in this press release that address activities, events or developments that MEMP expects, believes or anticipates will or may occur in the future are forward-looking statements. Terminology such as “will,” “would,” “should,” “could,” “expect,” “anticipate,” “plan,” “project,” “intend,” “estimate,” “believe,” “target,” “continue,” “potential,” the negative of such terms or other comparable terminology are intended to identify forward-looking statements. These statements include, but are not limited to, statements about MEMP’s future capital expenditures (including the amount and nature thereof), expectations regarding cash flows, distributions and distribution rates, and expectations of plans, goals, strategies (including measures to implement strategies), objectives and anticipated financial and operating results of MEMP, including as to production, lease operating expenses, hedging activities, commodity price realizations, capital expenditure levels and other guidance. These statements are based on certain assumptions made by MEMP based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances, but such assumptions may prove to be inaccurate. Such statements are also subject to a number of risks and uncertainties, many of which are beyond the control of MEMP, which may cause MEMP’s actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks and uncertainties relating to, among other things, the uncertainty inherent in the development and production of oil, natural gas and natural gas liquids and in estimating reserves; drilling activities; volatility in the prices for, oil, natural gas and natural gas liquids, including a further or extended decline in commodity prices; potential difficulties in the marketing of oil, natural gas and natural gas liquids; competition in the oil and natural gas industry; potential failure or shortages of, or increased costs for, drilling and production equipment and supply materials for production; risks related to acquisitions, including MEMP’s ability to integrate acquired properties; risks related to MEMP’s ability to generate sufficient cash flow to pay distributions, to make payments on its debt obligations and to execute its business plan; MEMP’s ability to access funds on acceptable terms, if at all, because of the terms and conditions governing MEMP’s indebtedness or otherwise; and the risk that MEMP’s hedging strategy may be ineffective or may reduce its income. Please read MEMP’s filings with the Securities and Exchange Commission (“SEC”), including “Risk Factors” in MEMP’s Annual Report on Form 10-K, and if applicable, MEMP’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which are available on MEMP’s Investor Relations website at http://investor.memorialpp.com/sec.cfm or on the SEC’s website at http://www.sec.gov, for a discussion of risks and uncertainties that could cause actual results to differ from those in such forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements in this press release are qualified in their entirety by these cautionary statements. Except as required by law, MEMP undertakes no obligation and does not intend to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

Contacts

Memorial Production Partners LP

Bobby Stillwell – Chief Financial Officer

(713) 588-8347

ir@memorialpp.com

Memorial Production Partners LP

Martyn Willsher – Treasurer

(713) 588-8346

ir@memorialpp.com